Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	John Chang
+ 1 (202) 295-4299	+ 1 (202) 295-4212
jajohnson@cogentco.com	investor.relations@cogentco.com

Cogent Announces Definitive Agreement to Acquire T-Mobile’s Wireline Business

WASHINGTON, D.C. September 7, 2022 – Cogent Communications Holdings, Inc. (NASDAQ: CCOI) (“Cogent”) announced today that it has entered into a definitive agreement to acquire T-Mobile’s Wireline Business. Cogent’s commitment to serving the Wireline Business customers it is acquiring through this transaction will cement the future for this strong legacy business as T-Mobile continues its strategic focus on providing wireless solutions to consumers and enterprises as the core of its future growth.

For Cogent, acquisition of T-Mobile’s Wireline Business is expected to be an ideal strategic fit with its existing business. The Wireline Business offers the legacy Sprint U.S. long-haul network that provides an owned network asset to complement and eventually replace Cogent’s current leased network and provides the ability to expand its product set, including the sales of optical wave transport services to new and existing customers. It also has a current customer base who are a fit for Cogent’s products and services, and a group of experienced employees with the knowledge and capabilities to execute the company’s strategy.

As part of the agreement, in addition to the fiber network and related assets and customers, Cogent will acquire certain liabilities associated with the business. In addition, at the closing of the acquisition, the parties will enter into a separate agreement pursuant to which Cogent will offer IP transit services to T-Mobile for 54 months following the closing date and T-Mobile will pay Cogent $700 million for such services, with $350 million due in equal payments over the first 12 months after closing and $350 million due in equal payments over the remaining 42 months.

Cogent expects to offer customers the ability to migrate from their legacy MPLS VPN solutions to modern Ethernet / VPLS or SD-WAN / DIA solutions for their corporate needs. Cogent also expects to facilitate the migration of netcentric internet access customers from the T-Mobile Wireline Business (legacy Sprint) AS1239 to Cogent’s AS174.

A newly formed direct subsidiary of Cogent will consummate the acquisition. Cogent does not plan to issue new debt or equity in order to finance the acquisition, and the transaction is not expected to be dilutive to Cogent’s existing stockholders. Cogent plans to maintain its current dividend per share, which is expected to continue to increase over time.

Approvals

The transaction is subject to receipt of regulatory approvals and other customary closing conditions and is expected to close in the second half of 2023.

Advisors

Morgan Stanley & Co. LLC served as exclusive financial advisor for Cogent, and Latham & Watkins LLP acted as legal advisor.

Houlihan Lokey served as the exclusive financial advisor to T-Mobile and T-Mobile was represented by Joseph Alexander, Nancy Victory, Marc Samuel and Jason Juall from DLA Piper.

Investor Call Details

Cogent will host a conference call with investors to discuss the announcement at 8:00 a.m. EDT. To join via phone, participants must register for the call here.

Once registered, participants will receive the dial in number along with a unique PIN. Each individual caller will require their own unique PIN. To ensure timely access, participants should register promptly and dial in approximately 5 minutes before the call starts. A listen only webcast is accessible under "Events" in the "About" section of Cogent's website at https://www.cogentco.com/events and will remain available through September 21, 2022. A presentation about the announcement can be found at Cogent’s website here.

About Cogent

Cogent (NASDAQ: CCOI) is a facilities-based provider of low cost, high speed Internet access and private network services to bandwidth intensive businesses. Cogent’s facilities-based, all-optical IP network provides services in over 219 markets across 51 countries.

Cogent is headquartered at 2450 N Street, NW, Washington, D.C. 20037. For more information, visit www.cogentco.com. Cogent can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Except for historical information and discussion contained herein, statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. These forward-looking statements include, but are not limited to, statements regarding benefits of the proposed acquisition, integration plans and expected synergies and anticipated future financial and operating performance and results, including estimates for growth. The statements in this release are based upon the current beliefs and expectations of Cogent’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including risks related to the acquisition of T-Mobile’s Wireline Business by Cogent and related transactions, such as the expected timing and likelihood of completion of the pending acquisition, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger that could reduce anticipated benefits; the ability to successfully integrate the businesses; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Cogent’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Cogent and T-Mobile to retain customers, to retain and hire key personnel or to maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the combined company may be unable to achieve cost-cutting synergies or that it may take longer than expected to achieve those synergies and other factors; and other risks discussed from time to time in Cogent’s filings with the Securities and Exchange Commission, including, without limitation, Cogent’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022. Cogent undertakes no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

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